Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
FALLBROOK TECHNOLOGIES INC.
     Fallbrook Technologies Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
     1. The name of the corporation is Fallbrook Technologies Inc.
     2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was April 13, 2004. The corporation was originally formed as Motion Technologies LLC and filed a certificate of conversion with the Secretary of State of the State of Delaware on April 13, 2004.
     3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation as herein set forth in full:
ARTICLE I
     The name of the corporation is Fallbrook Technologies Inc. (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 615 South Dupont Highway, Dover, Delaware, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is National Corporate Research, Ltd.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 140,000,000 shares. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 90,324,248 shares.
     The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall be comprised of 3,887,577 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall be comprised of 4,786,444 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall be comprised of 3,012,765 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall be comprised of 78,637,462 shares and shall be designated “Series D Preferred Stock.”

The relative rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock are as follows:
     1. Dividends.
          (a) The holders of the then outstanding Series D Preferred Stock shall be entitled to receive, per annum, when and as declared by the Corporation’s Board of Directors (the “Board”), out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Junior Preferred Stock”) or the Common Stock (other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock), non-cumulative dividends equal to the Series D Dividend Rate (as defined below) per share of Series D Preferred Stock, payable in cash or in shares of Series D Preferred Stock, at the election of the Series D Preferred Stock holder, on a stockholder-by-stockholder basis. The right to dividends on shares of Series D Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series D Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. The term “Series D Dividend Rate” shall mean eight percent (8%) of the Original Series D Price per annum for the Series D Preferred Stock as adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”).
          (b) So long as any shares of the Series D Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any other stock of the Corporation, including, without limitation the Junior Preferred Stock or the Common Stock, unless a similar dividend or update shall be paid or declared with respect to the Series D Preferred Stock
          (c) The right of the Series D Preferred Stock to receive any dividends pursuant to this Section 1 may be waived upon the written consent of holders of the majority of the voting power of the Series D Preferred Stock voting as a separate series.
          (d) Whenever a dividend provided for in this Section 1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.
     2. Liquidation Preference. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the assets and funds of the Corporation legally available for distribution (the “Available Funds and Assets”) to stockholders shall be distributed as follows:
          (a) First, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to receive, out of the Available Funds and Assets, before any payment or distribution (or setting apart for any payment or distribution) is made to the Junior Preferred Stock or the Common Stock, an amount equal to $0.3992 per share of Series D Preferred Stock, as adjusted for any Recapitalization Event (the “Original Series D Price”), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the Available Funds and Assets are insufficient to permit the payment to the holders of Series D Preferred Stock of the full preferential amount described in this Section 2(a), then the entire Available Funds and Assets shall be distributed to the holders of the Series D Preferred Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a).
          (b) After the full preferential amounts due to the holders of Series D Preferred Stock pursuant to Section 2(a) have been paid and/or set aside for payment, if there are any remaining Available Funds and Assets, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to receive, on a pari passu basis as among the series of Preferred Stock comprising the Junior Preferred Stock, out of remaining Available Funds and Assets, before any payment shall be made in respect of the Common Stock, an amount equal to $0.71989 per share of Series A Preferred Stock, (the “Original Series A Price”), $1.717 per share of Series B Preferred Stock, (the “Original Series B Price”), and $5.3415 per share of Series C Preferred Stock, a (the “Original Series C Price”), each as adjusted for any Recapitalization Event, plus all declared and unpaid dividends thereon to the date fixed for such distribution (collectively, the “Junior Preferred Preference”). For the avoidance of doubt, each series of Preferred Stock comprising the Junior Preferred shall only be entitled, in accordance with the foregoing sentence, to receive its own respective original series price per share. If, upon the occurrence of such event, the remaining Available Funds and Assets are insufficient to permit the payment to the holders of Junior Preferred Stock of the Junior Preferred Preference, then the entire remaining Available Funds and Assets shall be distributed to the holders of Junior Preferred Stock ratably, in equal priority, in proportion to the full preferential amounts which they would be entitled to receive pursuant to the first sentence of this Section 2(b).
          (c) After the full preferential amounts due to the holders of Series D Preferred Stock pursuant to Section 2(a) and the holders of Junior Preferred Stock pursuant to Section 2(b) have been paid and/or set aside, if there are any remaining Available Funds and Assets, the holders of shares of Common Stock then outstanding shall be entitled to receive, out of the remaining Available Funds and Assets, before any additional payment shall be made in respect of the Preferred Stock (other than as set forth in Sections 2 (a) and (b) above), an amount equal to the Junior Preferred Preference which shall be distributed ratably among the holders of Common Stock (collectively, the “Common Preference”). If, upon the occurrence of such event, the remaining Available Funds and Assets are insufficient to permit the payment to the holders of Common Stock of the full Common Preference, then the entire remaining Available Funds and Assets shall be distributed to the holders of Common Stock ratably in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(c).
          (d) After the full preferential amounts due to the holders of Series D Preferred Stock pursuant to Section 2(a), the holders of Junior Preferred Stock pursuant to Section 2(b), and the holders of Common Stock pursuant to Section 2(c) have been paid and/or set aside, if there are any remaining Available Funds and Assets, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to receive, out of the remaining Available Funds and Assets, before any additional payment shall be made in respect of the Series D Preferred Stock or Common Stock (other than as set forth in Sections 2 (a), (b) and (c) above), an amount equal to one-half of the Junior Preferred Preference (the “Secondary Junior Preferred Preference”) which shall be distributed to the holders of Junior Preferred Stock in proportion to the preferential amount each such holder received of the Junior Preferred Preference pursuant to Section 2(b) above. If, upon the occurrence of such event, the remaining Available Funds and Assets are insufficient to permit the payment to the holders of

Junior Preferred Stock the full Secondary Junior Preferred Preference, then the entire remaining Available Funds and Assets shall be distributed to the holders of Junior Preferred Stock in proportion to the preferential amount each such holder received of the Junior Preferred Preference pursuant to Section 2(b) above.
          (e) After the full preferential amounts due the holders of Preferred Stock and Common Stock pursuant to Sections 2(a), (b), (c) and (d) have been paid or set aside, the remaining Available Funds and Assets, if any, shall be distributed to the holders of Common Stock and Series D Preferred Stock ratably, on an equal priority, in proportion to the number of shares of Common Stock (i) then held by the holders of Common Stock, and (ii) issuable upon conversion of the shares of Series D Preferred Stock then held by the holders of Series D Preferred Stock.
          (f) For purposes of Sections 2(a) — (e), each share of Preferred Stock shall be consistently treated solely as either Preferred Stock or Common Stock, not both.
          (g) (i) A merger, reorganization, consolidation or similar transaction or series of related transactions in which the Corporation is a constituent corporation or is a party if, as a result of such transaction or series of transactions, the stockholders of the Corporation immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity, (ii) the sale, transfer or other disposition (but not including a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) followed by the distribution of the proceeds to the Corporation’s stockholders, or (iii) the sale or transfer by the Corporation or its stockholders of more than 50% of the voting power of the Corporation in a transaction or series of related transactions (in each case a “Change of Control Transaction”) other than in a transaction or series of transactions effected by the Corporation primarily for financing purposes, shall be deemed to be a liquidation of the Corporation as that term is used in this Section 2.
          (h) In the event of any liquidation of the Corporation involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:
               (i) In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,
                    (A) if traded on a national securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities over the 10 day period ending three days prior to the closing;
                    (B) if actively traded over-the-counter, the value shall be deemed to be the average of (i) the average of the last bid and ask prices or (ii) the closing sale prices (whichever is applicable) over the 30 day period ending three days prior to the closing; and
                    (C) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

               (ii) In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(g)(i) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
               (iii) In the case of any other property, the value shall be equal to the property’s fair market value, as determined in good faith by the Board.
     3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into a number of fully paid and nonassessable shares of Common Stock equal to the Original Series A Price, in the case of the Series A Preferred Stock, the Original Series B Price, in the case of the Series B Preferred Stock, the Original Series C Price, in the case of the Series C Preferred Stock, and the Original Series D Price, in the case of the Series D Preferred Stock, divided in each case by the conversion price for such series of Preferred Stock in effect at the time of conversion (the “Conversion Price”). The Conversion Price for the Series A, Series B, Series C and Series D Preferred Stock shall initially be $0.4991, $0.8228, $1.3542 and $0.3992, respectively, and shall be subject to adjustment as provided in Section 3(d) below; provided, however, that the Conversion Price of the Junior Preferred shall not be reduced in respect of the issuance of any shares of Series D Preferred Stock. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price, upon (i) the vote or written consent of (A) the holders of at least sixty percent (60%) of the voting power represented by the then outstanding shares of Series D Preferred Stock and (B) the holders of at least a majority of the voting power represented by the then outstanding shares of Junior Preferred Stock voting collectively and not as separate series, or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock for the account of the Corporation at an offering price of not less than $2.00 per share, as adjusted for any Recapitalization Event, with aggregate net proceeds to the Corporation (prior to underwriters’ commissions and expenses) of not less than $35,000,000.
          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the headquarters of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). The Corporation shall, promptly upon receipt of such certificate or certificates, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made (i) immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and (ii) in the case of an automatic conversion upon an initial public offering pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the closing of the offering, and in each case, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.
          (d) Adjustments to Conversion Price for Dilutive Issuances.
               (i) Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:
                    (A) “Original Issue Date” shall mean, with respect to any series of Preferred Stock, the date on which shares of such series are first issued by the Corporation.
                    (B) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:
                         (1) shares of Common Stock (or Options, warrants or rights therefor) granted or issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other stock incentive program or agreement, in each case as approved by the Board;
                         (2) shares for which an adjustment is made pursuant to Section 3(d)(v);
                         (3) shares of Common Stock issued or issuable upon conversion of outstanding shares of Preferred Stock;
                         (4) shares of Common Stock or Preferred Stock issued or issuable, or notes, options, warrants or other rights to purchase Common Stock or Preferred Stock, in connection with a bona fide acquisition by the Corporation of voting control or all or substantially all of the assets of another business entity in a transaction approved by the Board;

                         (5) shares of Common Stock issued in a registered public offering under the Securities Act, prior to or in connection with which all outstanding shares of Preferred Stock will be converted into Common Stock;
                         (6) shares of Common Stock or Preferred Stock issued or issuable, or notes, options, warrants or other rights to purchase Common Stock or Preferred Stock to landlords, equipment lessors, lenders or other financial institutions in a commercial transaction or arrangement approved by the Board, provided that such issuances are not primarily for capital-raising purposes;
                         (7) shares of Common Stock or Preferred Stock issued or issuable, or notes, options, warrants or other rights to purchase Common Stock or Preferred Stock in connection with acquisitions of technology or intellectual property in transactions that are approved by the Board, provided that such issuances are not primarily for capital-raising purposes;
                         (8) shares of Common Stock or Preferred Stock issued or issuable, or notes, options, warrants or other rights to purchase Common Stock or Preferred Stock to any other persons or entities with which the Corporation has business relationships in transactions that are approved by the Board, provided that such issuances are not primarily for capital-raising purposes;
                         (9) shares issued or issuable upon exercise or conversion of any warrants, notes or other securities that are outstanding as of the date of this Amended and Restated Certificate of Incorporation;
                         (10) shares of Common Stock or Preferred Stock issued or issuable, or notes, options, warrants or other rights to purchase Common Stock or Preferred Stock, to guarantors of debt obligations of the Corporation in a transaction or arrangement approved by the Board; or
                         (11) any shares of Common Stock or Preferred Stock (or notes, options, warrants or rights therefor), issued or issuable hereafter that are (i) approved by the Board, including the affirmative consent of the designee appointed to the Board by NGEN III, L.P. (“NGEN”), and (ii) approved by the vote of the holders of at least a majority of each series of Preferred Stock as being excluded from the definition of “Additional Shares of Common Stock” under this subparagraph 3(d)(i)(B).
                    (C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).
                    (D) “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.
               (ii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

                    (A) The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date.
                    (B) Except as provided in paragraphs (C) and (D) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.
                    (C) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that such recomputed Conversion Price shall not exceed the Conversion Price that would have been in effect had the original issuance of Options or Convertible Securities not been deemed to constitute an issuance of Additional Shares of Common Stock.
                    (D) Upon the expiration of any such Options or Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Options or Convertible Securities.
               (iii) Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)) after the Original Issue Date of any series of Preferred Stock without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to such issuance, then and in each such event the Conversion Price for such series shall be reduced to a price (rounded to the nearest one tenth of one cent) equal to such Conversion Price multiplied by a fraction: (x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance; and (y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued; provided, however, that notwithstanding anything to the contrary herein, the Conversion Price of the Junior Preferred shall not be reduced in respect of the issuance of any shares of Series D Preferred Stock.

For the purposes of this paragraph (iii), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.
               (iv) Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:
                    (A) Cash and Property. Such consideration shall:
                         (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;
                         (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and
                         (3) in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.
                    (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d) relating to Options and Convertible Securities shall be equal to:
                         (x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by
                         (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
               (v) Other Adjustments to Conversion Price.
                    (A) Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date of a series of Preferred Stock, the Conversion

Price for such series in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.
                    (B) Common Stock Dividends and Distributions. If, after the Original Issue Date of a series of Preferred Stock, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for such series that is then in effect shall be decreased by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.
                    (C) Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.
                    (D) Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a merger or sale of assets provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.
          (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of a Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the series of Preferred Stock held by such holder and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.
          (f) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board. The number of whole shares issuable to each holder of a series of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time.
          (g) Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or any transaction deemed to be a liquidation pursuant to Section 2, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least 20 days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights or (y) such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such reorganization, reclassification, recapitalization, dissolution, liquidation or winding up; provided, however, that such notice period may be shortened upon the written consent of holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.
          (h) No Impairment. Without obtaining such consent of the holders of Preferred Stock as may be required under Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.
          (i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
     4. Voting Rights.
          (a) General. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.
          (b) Election of Directors. At each election of directors of the Corporation, (i) the holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors, (ii) the holders of Junior Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect one (1) director, (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) director, and (iv) the holders of Preferred Stock and Common Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 4(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or if there are no such directors remaining, by the vote or written consent of the holders of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant.

          (c) Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
          (d) Changes to Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote thereon without a vote of the holders of the Common Stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.
     5. Redemption. The Preferred Stock will not be redeemable at the option of the holders thereof.
     6. Protective Provisions.
          (a) Series D Preferred Stock. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if and so long as at least 5,478,088 shares of Series D Preferred Stock are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of more than sixty percent (60%) of the voting power represented by the then outstanding shares of Series D Preferred Stock voting separately as a class:
               (i) amend or modify the rights, preferences, privileges, restrictions, conditions or limitations of the Series D Preferred Stock so as to adversely affect the Series D Preferred Stock;
               (ii) authorize or issue, or obligate itself to issue, any other equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or on a parity with, the Series D Preferred Stock with respect to liquidation preference, dividends, redemption or voting rights;
               (iii) redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock other than in connection with the repurchase of Common Stock at the original purchase price from employees, officers, directors, consultants or other service providers pursuant to agreements (in each case only where such agreements were approved by the Board with respect to any such redemption, purchase or other acquisition), providing for such repurchase upon termination of employment;
               (iv) increase or decrease (other than by conversion) the authorized number of directors of the Corporation to more than or less than five (5) directors;
               (v) declare or pay any dividend on the Common Stock or Preferred Stock, other than a dividend payable solely in shares of Common Stock;
               (vi) consummate a liquidation, merger, acquisition, dissolution, winding up of the Corporation or a transaction constituting a Change of Control Transaction.
               (vii) amend the Certificate of Incorporation or Bylaws of the Corporation;

               (viii) enter into any debt transaction or series of related debt transactions pursuant to which the Corporation incurs indebtedness in excess of $250,000 in an individual transaction or $500,000 in the aggregate in any twelve-month period, unless otherwise approved the Board, including the affirmative consent of the designee appointed to the Board by NGEN;
               (ix) enter into any transaction or series of related transactions pursuant to which the Corporation acquires assets or corporate entities with a value in excess of $1 million in the aggregate, unless otherwise approved the Board, including the affirmative consent of the designee appointed to the Board by NGEN; or
               (x) change the Corporation’s primary line of business.
          (b) Junior Preferred Stock. In addition to and in no way limiting Section 6(a) above, so long as at least 1,000,000 shares of Junior Preferred Stock are outstanding (as adjusted for any Recapitalization Event), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Junior Preferred Stock, voting together as a single class on an as-converted basis:
               (i) alter or change the rights, preferences or privileges of the shares of Junior Preferred Stock so as to affect adversely the shares of any such class;
               (ii) increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock;
               (iii) increase or decrease (other than by conversion) the total number of authorized shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock; or
               (iv) except with respect to the Series D Preferred Stock, authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock) convertible into or exercisable for any equity security, having a preference over the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation.
     7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
     8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.
     9. Consent to Certain Repurchases. To the extent the Corporation may be subject to Section 2115 of the California Corporations Code, each holder of shares of Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to any distribution made by the Corporation in connection with the repurchase of shares of Common

Stock issued to or held by employees, officers, directors, consultants or other service providers (i) pursuant to agreements providing for such repurchase at the original purchase price, (ii) at a purchase price not exceeding the fair market value of such Common Stock, or (iii) in connection with the exercise of a contractual right of first refusal entitling the Corporation to purchase the shares upon the terms offered by a third party.
ARTICLE V
     The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.
ARTICLE VI
     The Board is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.
ARTICLE VII
     To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in Sections 204 and 317 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its stockholders, to the extent the Corporation is subject to those provisions pursuant to Section 2115 of the California Corporations Code. Any repeal or modification of the foregoing provisions of this Article VII or adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII by the stockholders of the corporation shall not eliminate, reduce or otherwise adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal, modification or adoption of such an inconsistent provision. In furtherance, and in no way in limitation of the foregoing, the Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she, his/her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation to the same extent as permitted by law.
     The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law, as the same exists or may hereafter be amended.
ARTICLE VIII
     In the event that a director of the Corporation who is also a partner or employee of an entity that is a holder of Preferred Stock and that is in the business of investing and reinvesting in other entities (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund and that may be a corporate opportunity for both the Corporation and such Fund, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates, if such director acts in good faith in a manner consistent with the following policy: a corporate opportunity offered to any person who is a director of the Corporation, and who is also a partner or employee of a Fund shall belong to such Fund.
ARTICLE IX
     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of §291 of Title 8 of the Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
*     *     *

     This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President of the Corporation this 16th day of November, 2009.

FALLBROOK TECHNOLOGIES INC.
By:	/s/ William G. Klehm III
William G. Klehm III
President and Chief Executive Officer